Exhibit 5.1
December 28, 2009
Symetra Financial Corporation
Ladies and Gentlemen:
     We have acted as counsel for Symetra Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (Registration No. 333-162344) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of shares of common stock, par value $0.01 per share of the Company, covering the offer and sale by the Company of shares (the “Primary Shares”) and the offer and sale by the selling stockholders listed on Schedule B to the Purchase Agreement (the “Selling Stockholders”) of shares (the “Secondary Shares”), and, if exercised, the offer and sale by the Company of additional shares (the “Additional Primary Shares”) and the offer and sale by the Selling Stockholders of additional shares (the “Additional Secondary Shares”) to the underwriters (the “Underwriters”) pursuant to the terms of the purchase agreement (the “Purchase Agreement”) to be executed by the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Barclays Capital Inc., as Representatives of the Underwriters, and the Selling Stockholders.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company.

     In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
     Based on the foregoing, we are of opinion as follows:
     1. The Primary Shares and Additional Primary Shares have been duly and validly authorized and, when issued and delivered by the Company and paid for by the Underwriters pursuant to the Purchase Agreement, will be validly issued, fully paid and nonassessable.
     2. The Secondary Shares and Additional Secondary Shares have been duly and validly issued and are fully paid and nonassessable.
     We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Cravath, Swaine & Moore LLP
Symetra Financial Corporation
          777 108th Avenue NE, Suite 1200
                    Bellevue, WA 98004